PATIENT INFOSYSTEMS, INC d/b/a CAREGUIDE

CONFERENCE CALL SCRIPT

AUGUST 16, 2006

QUARTER ENDING JUNE 30, 2006

[Operator introduces Chris Paterson, CEO]

Chris:

•

Thank you for joining us today for our conference call to discuss our financial results for the quarter ended June 30, 2006. I am joined today by Glen Spence, our chief financial officer. I would now ask Glen to read our forward-looking statement disclaimer.

Glen:

•

Our earnings release for the quarter ended June 30, 2006 has been distributed to the financial media, filed with the SEC and is posted on our website, www.careguide.com. Also, the script for this call has been filed with the SEC, and a replay of this call will be available on the Company’s website for 30 days.

•

We will be making statements on this call that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “will,” “intend,” “expect,” “plan,” “continue,” “anticipate,” “estimate,” “project,” or “outlook,” or similar expressions are intended to identify “forward-looking statements.” Such statements, including those made with respect to future sources of revenue, new customers and control of costs and expenses, are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These uncertainties include our ability to continue our operations as a result of, among other things, losses, working capital shortfalls, uncertainties with respect to sources of capital, risks of market acceptance of or performance of our systems and services, competitive forces, the impact of changes in government regulations, general economic factors in the healthcare industry and other factors discussed in our filings with the SEC, including our Annual Report on Form 10-KSB for the year ended March 31, 2006 and our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006. We have no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date hereof.

Chris:

•	Thank you, Glen.
•

Today, I will discuss with you the background of our company – who we were and who we are now. Then, I will describe to you where we expect to go from here as we become a major force in the disease and care management industry. At the conclusion of my remarks, Glen will provide you with detailed information on our financial results, including a discussion regarding our proposed change of our fiscal year-end from March 31 to December 31.

•	First, let’s discuss how we got where we are today.

CCS Consolidated merged with Patient Infosystems in late January to form a full service disease and care management company, and began collectively operating under the name CareGuide in June. CCS Consolidated brought to the union the high touch, high intensity products aimed at helping people manage multiple chronic medical conditions. Patient Infosystems contributed lighter touch disease management programs aimed at single medical conditions, as well as a nurse help line. Both companies had utilization management products. Finally, in terms of product distribution channels, CCS Consolidated was focusing on health plans and work-life companies, while Patient Infosystems was focusing on third party administrators, state governments, employer groups, and unions. Together, we now cover a broad spectrum of sales channels.

Today, the two companies are now integrated and are operating as a single entity. The expected synergies have been substantially realized. As such, we consider this merger process complete, and we generally will no longer refer to the legacy companies except where required.

•	Next, I would like to talk a little bit about the industry.

CareGuide aims to be a leading company in the disease and chronic care management arena. We believe that the industry will continue to expand, as employer groups and government entities continue to struggle with ways to stem rising healthcare costs in the context of seriously stressed healthcare budgets. It has been repeatedly shown that focusing attention on the relatively small percentage of chronically and seriously ill members in a health plan group can have a significant impact on plan costs. That is what companies like ours attempt to do and why we think opportunities will continue to abound.

We believe that this will be a growth industry for the foreseeable future, and that there is an opportunity for a smaller company such as ours to become a leading disease and care management company of considerable size through concentrating on the following three areas:

1.	Organic growth and acquisitions

We note an abundance of sales opportunities in the industry that are new accounts, rather than re-bids. At CareGuide, we also are pursuing the opportunity to introduce new products resulting from the merger to our existing customers. In fact, wherever possible, we are introducing an integrated continuum of products to our prospects.

Regarding acquisitions, there is ongoing industry consolidation, and CareGuide intends to grow in part by acquiring smaller DM companies over the next several years.

2.	A focus on product development and product integration

We believe that the marketplace is ready for new disease and care management products that offer higher efficacy by matching the right intervention with the right person at the right time in the cycle of care. And the products must be built upon strong, evidence-based clinical content. That is why we want to be the knowledge leader in the field.

3.	A focus on information technology

In terms of information technology, we believe that this will be a major differentiator in three different ways. First, companies who can reach large numbers of members inexpensively through technology will have a price advantage. Second, sophisticated technology is necessary to identify the relatively small number of members in a population who can be expected to be higher utilizers of medical services in the future, and on whom we should focus our efforts. Third, while there are a number of disease management software applications that guide nurses’ interactions with patients, there are not parallel applications that guide the care management of or generate individualized treatment plans for complex patients with multiple chronic illnesses. These are all technology areas upon which we are placing great emphasis as we grow our company.

•	Please allow me to say a few words about where we are today.

We believe that we have overcome many of the challenges of the past and that is beginning to show in our improved financial performance. We have a third consecutive quarter of positive EBITDA, and we expect the rest of this calendar year, for which we previously offered guidance, to follow suit. We owe this change in financial performance in part to ending unprofitable customer relationships and adding profitable ones. This was a two-year process of realignment that we completed in early 2006.

We are also focusing heavily upon adding Administrative Service Only (ASO) accounts, where we accept no claims risk, in order to better balance our portfolio of customers. We project that the percentage of our revenue from ASO accounts will continue to rise through the end of the calendar year and in 2007. These ASO accounts are attractive to us because they require minimum capital and have higher contribution margins, and we will endeavor to continue to raise their profile in our overall book of business.

I want to also note that nearly all of our revenues are recurring revenues that are predictable from month to month, and we intend to continue to price our products in this fashion for purposes of seeking to generate consistent operating cash flow.

•	So, what is our goal?

Our vision is to deliver the next generation of disease and care management products. We plan to achieve our vision by combining high human touch with information technology, as I previously mentioned, in order to enable individuals to manage their own healthcare. We believe that if we can help customers figure out who needs extra help in managing their chronic illnesses, we can then enroll them in the right CareGuide product along a continuum of products. In this way, we can have a significant impact on the health of their membership and their overall medical expense.

Indeed, customers are showing substantial interest in the chronic care management services that CareGuide has to offer. We have a robust pipeline that is bearing fruit. Recently, we began serving the State of New York Department of Health’s Medicaid program in a demonstration project in the New York City area. CareGuide was chosen from a large number of bidders for this account. We are also in the process of implementing new programs with two major Blue Cross Blue Shield customers. We expect to implement another new program in the 4th calendar quarter with another health plan customer.

•	I’d like to close by mentioning the management team and the board.

We have capable and seasoned senior managers and board members who are guiding this company. Everyone is actively involved in CareGuide, and there is a unified effort to realize the vision of CareGuide.

•

In summary, we believe that we have the right team, the right growth strategy, the right aspiration to be the knowledge leader, and the right focus on delivering evidence-based and technologically sophisticated products matched to individual needs. There is a substantial opportunity in the marketplace for a company like CareGuide, and we intend to capitalize upon it.

•	Now, I’d like to turn the call over to Glen Spence, our chief financial officer.

Glen:

•

Thank you, Chris. As a reminder, our current fiscal year end is March 31. We filed our 10-KSB for the year ended March 31, 2006 on June 29, 2006. The quarter ended June 30, 2006 is the first fiscal quarter of fiscal 2007. However, it is our intention to change the fiscal year to a calendar year end at December 31, 2006. Therefore, we anticipate filing a 10-KSB for the nine months ended December 31, 2006 in March 2007.

•

The merger between CCS Consolidated and Patient Infosystems was consummated on January 25, 2006. The consolidated financial statements in our 10-QSB filed on Monday include the consolidated balance sheets as of June 30, 2006 and as of March 31, 2006 and the consolidated statement of operations and consolidated statement of cash flows for the quarter ended June 30, 2006 (“current year quarter”). These statements are consolidated for the legacy CCS Consolidated and Patient Infosystems companies. The comparative statement of operations and statement of cash flows for the quarter ended June 30, 2005 (“prior year quarter”) include the results of CCS Consolidated only.

•

To summarize our results for the quarters ended June 30, 2006 and 2005, we reported revenues for the current year quarter of $13.8 million compared to revenues of $14.6 million for the prior year quarter. As disclosed in the Management’s Discussion & Analysis (“MD&A”) in our 10-QSB, the Health Net contract ended on May 1, 2006. The total revenues for this customer in the prior year quarter were $5.5 million. The total Health Net revenues in the current year quarter were $701 thousand, a decrease of $4.8 million. We were able to replace all but $763 thousand of this decrease with new customers, growth in existing customers’ business and the merger with Patient Infosystems, which added $2.2 million of revenues in the current year quarter.

•

The gross profit in the current year quarter grew to $3.9 million from $1.0 million for the prior year quarter. Of this total increase of $2.9 million, a reduction in claim reserve liabilities contributed $1.2 million to this increase. We revised our estimates of claim reserves based on recent reconciliations with our customer. It became apparent that there were certain redundancies in the recorded claim reserve liability. We estimated that $800 thousand of the $1.2 million of redundancies was due to redundancies as of December 31, 2005 and $400 thousand was due to additional redundancies for the quarter ended March 31, 2006.

•

We reported income from continuing operations of $415 thousand for the current year quarter as compared to a loss from continuing operations of $952 thousand for the prior year quarter. There was a loss from discontinued operations in the current year quarter related to additional legal and other related costs in connection with the litigation with Oxford aggregating $286 thousand as this matter was submitted to binding arbitration. For the prior year quarter, we reported income from discontinued operations of $221 thousand due to administration fees received from Oxford. We realized net income of $129 thousand for the current year quarter compared to a loss of $731 thousand for the prior year quarter.

•

Our earnings before interest and investment gains or losses, taxes, depreciation and amortization, or EBITDA, were $1.5 million for the current year quarter compared to a loss of $348 thousand for the prior year quarter. We have included a reconciliation of these EBITDA amounts to income or loss from continuing operations to EBITDA in both the MD&A in the 10-QSB and in our press release.

•

To summarize our financial condition at June 30, 2006, the Company had $7.8 million in operating cash and cash equivalents and another $5.2 million in restricted cash and other investments. We had $2.2 million of working capital at that date with a current ratio of 1.1:1 (defined as current assets divided by current liabilities). The maturity date of our line of credit, which is fully drawn to the maximum capacity of $8.0 million, was extended to September 30, 2007. Stockholders equity aggregated $28.9 million at June 30, 2006.

•	At this point, we will open the lines for questions.

[Question and Answer Session]

Chris:

•	Thank you for participating in our call today. We look forward to keeping you informed of our progress as an agile, opportunistic company in an exciting and rapidly growing industry.